UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Instructure, Inc.

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Instructure, Inc., a Delaware corporation (the “Company”), filed its revised definitive proxy statement on January 7, 2020 (the “Proxy Statement”), relating to the Agreement and Plan of Merger, dated as of December 4, 2019, by and among the Company, PIV Purchaser, LLC (“Parent”), and PIV Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, as a result of which Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent (the “Merger”). The Company desires to supplement the Proxy Statement. These Definitive Additional Materials should be read in conjunction with the Proxy Statement and any supplements thereto, which we urge you to read in its entirety.

Explanatory Note

Following the announcement of the proposed acquisition of the Company by Parent (the “Proposed Transaction”) and as of the filing of these Definitive Additional Materials, five lawsuits have been filed by purported stockholders of the Company challenging the Proposed Transaction. The first and second lawsuit, brought as putative class actions, are captioned Post v. Instructure, Inc., et al., No. 1:20-cv-00034 (D. Del. filed Jan. 13, 2020) and Zhang v. Instructure, Inc., et al., No. 1:20-cv-00042 (D. Del. filed Jan. 13, 2020). The third, fourth, and fifth lawsuits, brought by the plaintiffs individually, are captioned Bushansky v. Instructure, Inc., et al., No. 3:20-cv-00113 (S.D. Cal. filed Jan. 16, 2020); Domenico v. Instructure, Inc. et al., No. 2:20-cv-00814 (D.N.J. filed Jan. 24, 2020); and Rubin v. Instructure, Inc., et al., No. 3:20-cv-00193 (S.D. Cal. filed Jan. 30, 2020). The complaints name as defendants the Company and each member of the Company’s board of directors.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the pending actions described above, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a referenced disclosure in the Proxy Statement. Except as specifically noted herein, the information set forth in the Proxy Statement remains unchanged.

Supplemental Disclosures to Proxy Statement

The following disclosure is an additional paragraph that is inserted after the first full paragraph on page 30 of the Proxy Statement:

“On August 2, 2019, J.P. Morgan and Instructure entered into an amended and restated engagement letter, which the Board of Directors had previously reviewed and approved on July 17, 2019. The amended and restated engagement letter was substantially the same as the prior engagement letter, except that it contemplated the potential additional engagement of J.P. Morgan for potential activist defense and provided for an increase in the transaction fee payable to J.P. Morgan in connection with the Transaction if the Company actually engaged J.P. Morgan for activist defense. No such additional engagement materialized.”

The first full paragraph on page 33 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Over the next several days, at the direction of the Board of Directors, J.P. Morgan made outbound inquiries to the eleven parties who were viewed as “tier 1” parties, including Sponsor A, Sponsor B, Sponsor C, Sponsor D, Sponsor E, Thoma Bravo, a financial sponsor that had indicated an interest in a possible strategic transaction with Instructure in 2018 (“Sponsor F”), a strategic party who had an existing commercial relationship with Instructure (“Industry Participant G”), a strategic party that had been engaged in on-going discussions with Instructure since July 2019 regarding commercial arrangements, including a possible partnership arrangement (“Industry Participant H”), and two new strategic parties (“Industry Participant I”) and (“Industry Participant J”). At the direction of the Transaction Committee, J.P. Morgan requested that the seven financial sponsors that had been involved in the process to date provide an indication of interest prior to the previously scheduled November 1, 2019 meeting of the Board of Directors, including an indicative price for a strategic transaction. In its communications with the strategic parties, the Transaction Committee directed J.P. Morgan to request such parties provide feedback regarding their level of interest as promptly as possible, given their internal processes, without setting any specific time restraints, and further indicated to such strategic parties that if there was bona fide interest, then such party would be provided with an appropriate amount of time to submit a proposal. Starting on October 24, 2019, Instructure senior management provided each of the “tier 1” parties who had executed a confidentiality agreement with more detail confidential information about Instructure’s business and financial performance, and then subsequently provided such materials to Industry Participant H on October 26, 2019.”

The second full paragraph on page 34 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“On October 31, 2019, Industry Participant H entered into a confidentiality agreement with Instructure. Later that day, (i) Sponsor B and Sponsor D informed representatives of Instructure that they had determined not to submit a written proposal, (ii) Thoma Bravo submitted a written proposal to acquire Instructure for $50.00 per share, (iii) Sponsor E submitted a written proposal to acquire Instructure in the range of $48.00 to $51.50 per share, (iv) Sponsor C submitted a written proposal to acquire Instructure in the range of $49.00 to $51.00 per share, (v) Sponsor A submitted a written proposal to acquire Instructure in the range of $45.00 to $47.00 per share, and (vi) representatives of an investment bank engaged by Industry Participant H verbally communicated to representatives of J.P. Morgan that Industry Participant H may be interested in a potential transaction in the range of $54.00 to $57.00 per share (subject to further internal approvals of Industry Participant H), but thereafter Industry Participant H never submitted a formal proposal. On the same day, the Transaction Committee met to review and assess the written proposals received to date with Mr. Kaminer and representatives of J.P. Morgan and Cooley. Representatives of J.P. Morgan discussed the terms of the proposal with the Transaction Committee. The Transaction Committee further discussed the potential timeline for soliciting final bids and executing definitive documentation, taking into account that each of Thoma Bravo, Sponsor A, Sponsor C and Sponsor E had indicated in their respective indication of interest letters that such party was prepared to promptly enter into definitive documentation with respect to the strategic transaction. The Transaction Committee instructed J.P. Morgan to discuss a timeline with each of the parties culminating in final bids and signed acquisition agreements towards the end of November.”

The fifth paragraph on page 39 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Later in the day, at the direction of the Board, Mr. Goldsmith and Mr. Kaminer had a call with representatives of Thoma Bravo and representatives of each of Cooley and Kirkland & Ellis, to discuss Instructure’s financial plan. Later in the day on December 2, 2019, pursuant to J.P. Morgan’s instructions to provide a revised proposal by such date, Sponsor C submitted a written proposal to acquire Instructure at a price per share of $47.00 (“Sponsor C $47.00 Proposal”) and Thoma Bravo submitted a written proposal to acquire Instructure at a price per share of $47.50 (“Thoma Bravo $47.50 Proposal”). Sponsor C’s proposal required, as a condition to the merger, the execution of go-forward employment arrangements with certain officers, including Mr. Goldsmith and Mr. Kaminer, prior to the signing of the merger agreement and reiterated its requirement such executives agree to not terminate their executive employment agreements for good reason. Thoma Bravo’s proposal noted that Thoma Bravo expected that Instructure’s existing management would continue to operate the post-close entity in a normal course manner consistent with past practice, but did not include any requirement that any executive enter into any employment agreement. On behalf of Thoma Bravo, Kirkland & Ellis delivered a revised draft of the merger agreement addressing, among other matters, restrictions on the interim operations of Instructure, the duration of the “go-shop” period, whether directors, officers and certain other stockholders would need to sign a voting agreement, certain aspects of the scope of the “go-shop” and “no shop” terms, including whether existing bidders would be subject to those restrictions, and the amount of termination fees and cap on damages that would be payable in connection with the termination of the acquisition agreement in certain circumstances.”

The sixth paragraph on page 39 and continuing onto page 40 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Following the submission of the proposals, the Board of Directors held a meeting, with all members present (other than Mr. Thompson and Mr. Conroy), Mr. Kaminer and representatives of J.P. Morgan and Cooley. Representatives of J.P. Morgan reviewed the proposals and the strategic process to date and provided a customary conflicts disclosure with regard to Thoma Bravo and Sponsor C. Cooley advised the Board of Directors of the fiduciary duties attendant to an assessment of the proposals. The Board of Directors then met in executive session (without members of Instructure senior management), and discussed the proposals. The Board of Directors instructed Mr. Coates to be responsible for further communications with Sponsor C and Thoma Bravo with respect to their proposals, acknowledging that Mr. Coates was best positioned to coordinate such request for final bids for a variety of reasons, including his knowledge of the operations and business of Instructure, his service as a member of the Transaction Committee overseeing the sales process, the absence of any actual or perceived conflicts with either party, his experience in negotiations, and his status as the Executive Chairman of the Board of Directors. The Board of Directors then instructed Mr. Coates to call the representatives of Sponsor C to discuss whether they would increase the Sponsor C $47.00 Proposal to match a higher proposal that Instructure had received. The Board of Directors was also notified that in connection with the entry into a definitive acquisition agreement, each of Thoma Bravo and Sponsor C requested that Mr. Goldsmith and Mr. Kaminer enter into letter agreements with Instructure to limit the acceleration of outstanding equity awards held by such executives upon the consummation of a strategic transaction, as, absent such an agreement such executives would be entitled to the full acceleration of their unvested equity awards upon the consummation of a transaction which results in Instructure no longer being publicly traded. The Board of Directors further requested such executives to confirm, and the relevant executives proceeded to confirm, that no arrangements with respect to employment, equity participation, governance matters or their respective roles in the operation of Instructure has been agreed with Thoma Bravo, Sponsor C or any of their respective representatives.”

The last paragraph on page 41 and continuing onto page 42 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Later on the same day, after market close, the Board of Directors held a meeting with representatives of Instructure senior management, Cooley and J.P. Morgan. The Board of Directors discussed and determined to include a $12 million adjustment (about $2-3 million per year for the calendar years 2020-2023) to the projections to reflect the cost saving reductions for the Education business discussed at the Board of Directors meeting on December 2nd. This adjustment resulted in an additional increase in Instructure’s valuation in the discounted cash flow analysis from the December 2nd valuation of approximately $0.25-$0.50 per share (i.e., resulting in a range of $30.50 to $44.50 per share of Instructure’s common stock for the 35% long-term EBITDA margin case and $34.25 to $50.75 per share of Instructure’s common stock for the 40% long-term EBITDA margin case). Following discussion, the Board of Directors authorized J.P. Morgan to use the projections with such adjustment (the “Management Projections”) in connection with its financial analysis of the transactions (for more information about the Management Projections, see “The Merger—Management Projections”). The Management Projections were not provided to any counterparty, but the information underlying the adjustments was discussed with all of the parties who had submitted a preliminary proposal and were then in active dialogue with Instructure, which at that point were Sponsor C, Sponsor E, and Thoma Bravo. For more information regarding these projections, see the section titled “The Merger— Management Projections.” Representatives of J.P. Morgan reviewed for the Board of Directors the current status of the acquisition proposal submitted by Thoma Bravo. Representatives of J.P. Morgan and Cooley reviewed with the Board of Directors the key legal and financial terms of the Thoma Bravo $47.60 Proposal, and representatives of J.P. Morgan then provided J.P. Morgan’s financial analyses of the Thoma Bravo $47.60 Proposal. J.P. Morgan then rendered its oral opinion (subsequently confirmed in a written opinion, dated as of December 4, 2019) to the Board of Directors to the effect that, as of December 4, 2019 and based upon and subject to the factors and assumptions set forth in such opinion, the Per Share Merger Consideration (as proposed in the Thoma Bravo $47.60 Proposal) to be paid to the holders of Instructure common stock in the proposed Merger was fair, from a financial point of view, to such holders. For more information about J.P. Morgan’s opinion, see below under the caption “The Merger—Opinion of J.P. Morgan Securities LLC.” Representatives of Cooley then provided a review for the Board of Directors of its fiduciary duties, and reviewed certain material terms of the proposed final Merger Agreement with Thoma Bravo. Representatives of Cooley answered questions from members of the Board of Directors regarding the terms of the proposed Merger Agreement and Instructure’s ability to conduct its business during the pendency of the Merger. The Board of Directors continued to discuss the potential transaction with Thoma Bravo and the reasons that the Board of Directors believed that it was in the best interests of Instructure and its stockholders to enter into the Merger Agreement with Thoma Bravo and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement (for more information concerning the recommendation of the Board of Directors, see the section titled “The Merger Agreement—Reasons for the Merger”). Following such discussion, the Board of Directors unanimously (i) determined that it was in the best interests of Instructure and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Instructure, the performance by Instructure of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Instructure stockholders adopt the Merger

Agreement and approve the Merger in accordance with the DGCL. The Board of Directors then excused each member of Instructure management who had participated in such meeting to separately discuss the status of the strategic transaction process, the proposed Waiver Agreements, and the possibility of establishing a small bonus pool for the purpose of recognizing the efforts of certain employees of Instructure team with respect to the Merger (excluding Mr. Goldsmith, who would not be invited to participate in such pool given his role as Chief Executive Officer and a member of the Board of Directors). The Board of Directors approved the bonus pool (totaling $300,000).”

The first full paragraph under the sub-heading “Public Trading Multiples” on page 51 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“These companies were selected, among other reasons, because they are publicly traded software companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Instructure based on business sector participation, operational characteristics and financial metrics. None of the selected companies reviewed is identical to Instructure. Certain of these companies may have characteristics that are materially different from those of Instructure. However, the companies were selected, among other reasons, because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Instructure. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Instructure.”

The bullet point list and paragraph underneath the bullet point list under the sub-heading “Discounted Cash Flow Analysis” on page 53 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“In both the 35% EBITDA margin case and the 40% EBITDA margin case:

•

J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation is viewed as a true economic expense of the business;

•

J.P. Morgan also calculated a range of terminal asset values of Instructure at the end of fiscal year 2033 by applying a perpetual growth rate ranging from 2.5% to 3.5% to the revenue estimated by Instructure for calendar year 2033 to determine the unlevered free cash flow (which perpetual growth rate was based on considerations that J.P. Morgan deemed relevant in its professional judgment and experience);

•

The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.50% to 11.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Instructure using publicly available information and J.P. Morgan’s judgment; and

•	The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by adding Instructure’s net cash balance of $127 million as of September 30, 2019.

Based on the management projections and discount rates from 9.50-11.50% the discounted cash flow analysis indicated a range of equity values, rounded to the nearest $0.25, of $30.50 to $44.50 per share of Instructure’s common stock for the 35% long-term EBITDA margin case and $34.25 to $50.75 per share of Instructure’s common stock for the 40% long-term EBITDA margin case. The range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Instructure using publicly available information and J.P. Morgan’s judgment.”

The sentence after the sub-heading “Equity Research Analyst Price Targets” on page 54 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed certain equity research analyst price targets for Instructure common stock obtained from Wall Street Research, and available as of December 3, 2019. J.P. Morgan noted that the range of such price targets, were $42.00, $42.00, $45.00, $46.00, $47.00, $50.00, $52.00, $55.00, and $56.00 per share of Instructure common stock.”

The last paragraph under the sub-heading “Miscellaneous” on page 54 and continuing onto page 55 of the Proxy Statement is hereby amended and restated in its entirety as follows:

For services rendered in connection with the Merger and the delivery of the opinion, Instructure has agreed to pay J.P. Morgan a fee of approximately $24 million, of which $3 million became payable upon delivery of the Opinion and the remainder will be payable only upon the completion of the Merger. In addition, Instructure has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Instructure. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with Thoma Bravo and its portfolio companies, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included providing debt syndication and equity underwriting services to portfolio companies of Thoma Bravo unrelated to the proposed Merger. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of portfolio companies of Thoma Bravo, for which it receives customary compensation or other financial benefits. In addition, as of the date of J.P Morgan’s opinion, J.P. Morgan and its affiliates held, on a proprietary basis, less than 1% of Instructure’s outstanding common stock. During the two year period preceding the date of its opinion, the aggregate fees received by J.P. Morgan from the Company were $0 and from Thoma Bravo (including its portfolio companies) were $19 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Instructure, Parent, Merger Sub or the Thoma Bravo Fund and its portfolio companies for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

The paragraph under the heading “Management Projections” on page 55 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Instructure does not, as a matter of course, publicly disclose long-term forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying long-term assumptions, estimates and projections. However, Instructure is including a summary of certain previously nonpublic, unaudited prospective financial information prepared by its management for the calendar years 2019-2033 in order to provide Instructure stockholders with access to information that was made available to, and approved by, the Board of Directors in connection with its evaluation of the Merger and the Per Share Merger Consideration. The Management Projections were based on an initial set of projections prepared by management and were presented to the Board of Directors on November 1, 2019 in connection with the Board of Directors’ consideration of a strategic transaction process.

Such projections only included calendar years 2019 to 2023 based on the 35% long-term EBITDA margin case. Those projections were subsequently updated to include the 40% long-term EBITDA margin case, an increase in operating expenses starting in January 2020 attributable to Instructure’s recent modifications of its stock-based compensation policies that would increase the proportion of base compensation that would be paid in the form of cash and reduce the dilutive effect of further stock grants, and further extrapolations through calendar year 2033. The projections were presented to the Board of Directors with such updated information on November 26, 2019. On December 2 and 3, 2019, the Board of Directors approved certain further adjustments, which were incorporated into the Management Projections. The December 2, 2019 adjustment reflected changes to the long term extrapolations for Instructure’s recent modifications of its recent-stock based compensation policies which were adjusted in both EBITDA cases. This resulted in an increase to Instructure’s valuation in the discounted cash flow analysis of approximately $0.25-$0.50 per share. Further, the December 3, 2019 adjustment reflected cost savings reductions of approximately $12 million (about $2-3 million per year for calendar years 2020-2023). This change resulted in an additional increase in Instructure’s valuation in the discounted cash flow analysis from the December 2nd valuation of approximately $0.25- $0.50 per share. The footnotes to the tables below provide further information about these adjustments. In addition, the Management Projections did not include proceeds or shutdown costs with respect to the operation, divesture, or shutdown of the Bridge segment because the separation of Bridge was under active consideration and Instructure management determined that any estimate of the expected proceeds from the divestiture of the Bridge segment would be highly speculative given uncertainties regarding the expected timing, the costs of separation of Bridge as a standalone business unit and the capital requirements of the Bridge business. Further, given the Bridge segment’s penetration challenges, decelerating growth, and limited revenue, and with no medium-term path to cash flow break for the business, the forecasts set forth in the Management Projections were calculated exclusive of the contribution of the Bridge segment. This includes the projected revenue for the year ending December 31, 2019, which was also calculated exclusive of the revenue contribution of the Bridge segment, but is otherwise consistent with the most recent revenue guidance provided by Instructure management, including as discussed in the earnings call on October 28, 2019 following the results of the period ending on September 30, 2019. A subset of the Management Projections was made available to Parent and Merger Sub at Parent’s request in connection with their due diligence review, and the Management Projections were made available to J.P. Morgan in connection with the rendering of J.P. Morgan’s opinion to the Board of Directors.”

The tables and accompanying footnotes under the heading “Management Projections” on page 56 of the Proxy Statement are hereby amended and restated in its entirety as follows:

“The following table presents the Management Projections in the 35% long-term EBITDA margin case.

(In millions)	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$238	$279	$320	$358	$394	$434	$477	$525	$577	$628	$677	$720	$759	$791	$814
Adjusted EBITDA(1)	$19	$19	$62	$81	$106	$129	$154	$184	$202	$220	$237	$252	$266	$277	$285
EBIT	$9	$8	$48	$64	$89	$112	$138	$166	$184	$201	$216	$230	$241	$251	$261

Taxes	$0	$0	($2)	($3)	($4)	($5)	($6)	($7)	($8)	($34)	($45)	($48)	($51)	($53)	($55)

D&A	$10	$12	$15	$18	$17	$16	$17	$17	$18	$19	$21	$22	$24	$26	$24

Capital Expenditures	($11)	($13)	($20)	($20)	($18)	($18)	($19)	($20)	($21)	($22)	($24)	($25)	($26)	($28)	($24)

Change in NWC & Interest Income	$19	$28	$23	$21	$20	$22	$24	$26	$29	$28	$26	$24	$21	$17	$13

Unlevered Free Cash Flow excl. SBC	$27	$35	$63	$80	$104	$127	$153	$183	$202	$191	$194	$203	$209	$214	$219
SBC Expense	($46)	($33)	($40)	($43)	($44)	($46)	($47)	($47)	($48)	($41)	($38)	($36)	($33)	($30)	($26)

Unlevered Free Cash Flow incl. SBC(2)	($19	$2	$23	$37	$60	$82	$106	$135	$154	$150	$156	$167	$176	$184	$193

The following table presents the Management Projections in the 40% long-term EBITDA margin case.

(In millions)	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$238	$279	$320	$358	$394	$434	$477	$525	$577	$628	$677	$720	$759	$791	$814
Adjusted EBITDA(1)	$19	$19	$62	$81	$106	$136	$170	$210	$231	$251	$271	$288	$304	$316	$326
EBIT	$9	$8	$48	$64	$89	$119	$154	$193	$213	$232	$250	$266	$279	$290	$302

Taxes	$0	$0	($2)	($3)	($4)	($5)	($6)	($8)	($19)	($49)	($52)	($56)	($59)	($61)	($63)

D&A	$10	$12	$15	$18	$17	$16	$17	$17	$18	$19	$21	$22	$24	$26	$24

Capital Expenditures	($11)	($13)	($20)	($20)	($18)	($18)	($19)	($20)	($21)	($22)	($24)	($25)	($26)	($28)	($24)

Change in NWC & Interest Income	$19	$28	$23	$21	$20	$22	$24	$26	$29	$28	$26	$24	$21	$17	$13

Unlevered Free Cash Flow excl. SBC	$27	$35	$63	$80	$104	$134	$168	$208	$220	$209	$221	$231	$239	$245	$251
SBC Expense	($46)	($33)	($40)	($43)	($44)	($46)	($47)	($47)	($46)	($39)	($38)	($36)	($33)	($30)	($26)

Unlevered Free Cash Flow incl. SBC(3)	($19)	$2	$23	$37	$60	$89	$122	$160	$174	$169	$183	$195	$206	$215	$225

(1)	Adjusted EBITDA is a non-GAAP financial measure and is earnings before interest, tax, depreciation and amortization and excludes stock-based compensation expense.
(2)

Before the December 2 and December 3 adjustments, the Unlevered Free Cash Flow numbers were ($19), ($0), $21, $34, $58, $79, $103, $122, $143, $149, $149, $161, $172, $182 and $193 for the calendar years 2019, 2020, 2021, 2022, 2023, 2024, 2025, 2026, 2027, 2028, 2029, 2030, 2031, 2032 and 2033, respectively.

(3)

Before the December 2 and December 3 adjustments, the Unlevered Free Cash Flow numbers were ($19), ($0), $21, $34, $58, $82, $113, $149, $171, $162, $176, $190, $202, $213 and $225 for the calendar years 2019, 2020, 2021, 2022, 2023, 2024, 2025, 2026, 2027, 2028, 2029, 2030, 2031, 2032 and 2033, respectively.”

The footnotes to the first table under the sub-heading “Equity Interests of Instructure’s Executive Officers and Non-employee Directors” beginning on page 63 and continuing onto page 64 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“(1) This number includes shares of common stock beneficially owned, excluding shares issuable upon exercise of Company Options or settlement of Company RSU Awards.

(2) The number of shares of common stock subject to Company Options includes both vested and unvested Company Options. The number of shares subject to the vested and unvested portions of the Company Options and the value (determined as the aggregate number of underlying shares multiplied by the Per Share Merger Consideration minus the aggregate exercise price with respect to such shares) of those portions of the Company Options are in the table below.

(3) This number reflects the number of shares of common stock subject to Company RSU Awards that were not vested as of December 31, 2019. Additionally, on January 23, 2019, the Compensation Committee of the Board of Directors (the “Compensation Committee”) met and determined the bonus amounts earned by the officers of the Company in 2018 pursuant to the bonus structure for 2018 performance. At this meeting, the Compensation Committee made changes to the Company’s compensation program and equity philosophy, which included issuing multi-year grants instead of annual refresh grants to executives and deciding to pay the bonus amounts in the form of RSUs instead of cash for all employees. These changes to the Company’s compensation program were initially discussed and considered by the Compensation Committee in the summer of 2018, and finalized during the October 17, 2018 and December 10, 2018 Compensation Committee meetings. Consistent with its historical practice of implementing changes to the Company’s compensation program at the beginning of each year, the Compensation Committee then met and approved the changes at its regularly-scheduled meeting on January 23, 2019.”

Additional Information and Where to Find It

In connection with the proposed transaction, on January 7, 2020 the Company filed with the SEC the Proxy Statement, as well as other relevant documents concerning the proposed transaction. The Company mailed the Proxy Statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction on or about January 14, 2020. Investors and security holders of the Company are urged to carefully read the Proxy Statement (and any amendments thereto when such filings become available) and other filings made in connection therewith because such documents will contain important information about the proposed transaction.

Investors and security holders of the Company are able to obtain a free copy of the Proxy Statement, and will be able to obtain a free copy of any amendments thereto, as well as other relevant filings containing information about the Company and the proposed transaction, including materials that are incorporated by reference into the Proxy Statement, without charge, at the SEC’s website (http://www.sec.gov) or from the Company by contacting the Company’s Investor Relations at (866) 574-3127, by email at Investors@instructure.com, or by going to the Company’s Investor Relations page on its website at https://ir.instructure.com/overview/default.aspx and clicking on the link titled “SEC Filings.”

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of the Company’s directors and executive officers and their ownership of Company common stock is set forth in the Company’s annual report on Form 10-K filed with the SEC on February 20, 2019 and the Company’s proxy statement on Schedule 14A filed with the SEC on April 8, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, are contained in the Proxy Statement, and will be contained in the other relevant materials to be filed with the SEC in connection with the proposed transaction. Free copies of these documents may be obtained, without charge, from the SEC or the Company as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This communication contains forward-looking information related to the Company and the acquisition of the Company. Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed transaction, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of the Company, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of the Company to consummate the proposed transaction on a timely basis or at all, including due to complexities resulting from the adoption of new accounting pronouncements and associated system implementations; the satisfaction of the conditions precedent to consummation of the proposed transaction; the Company’s ability to secure regulatory approvals on the terms expected in a timely manner or at all; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative side effects of the announcement or the consummation of the proposed transaction on the market price of the Company’s common stock or on the Company’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; competitive factors, including competitive responses to the transaction and changes in the competitive environment, pricing changes, sales cycle time and increased competition; customer demand for the Company’s products; new application introductions and the Company’s ability to develop and deliver innovative applications and features; the Company’s ability to provide high-quality service and support offerings; the Company’s ability to build and expand its sales efforts; regulatory requirements or developments; changes in capital resource requirements; and other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals.

Further information on these and other risk and uncertainties relating to the Company can be found in its reports on Forms 10-K, 10-Q and 8-K and in other filings the Company makes with the SEC from time to time and available at www.sec.gov. These documents are available under the SEC filings heading of the Investors section of the Company’s website at https://ir.instructure.com/overview/default.aspx.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.